FIRST AMENDMENT TO THE PARTICIPATION AGREEMENT

THIS FIRST AMENDMENT (the "Amendment") to the Participation Agreement is made as of this 27th day of July, 2012, by and between Great-West Life & Annuity Insurance Company, Inc. ("GWLA"), First Great-West Life & Annuity Insurance Company, Inc. ("FGWLA" and with GWLA, "You" or "Your") and Legg Mason Investor Services, LLC (the "Distributor" or "Us") (each a "Party" and collectively the "Parties").

WHEREAS, Legg Mason Wood Walker, Incorporated ("LMWW") and GWLA entered into a Participation Agreement dated December 27, 1999 (the "Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement; and

WHEREAS, LMWW, formerly a wholly-owned subsidiary of Legg Mason, Inc., was sold to Citigroup, Inc, effective December 1, 2005 (the "Transaction"); and

WHEREAS, Distributor is also a wholly-owned subsidiary of Legg Mason, Inc. and was appointed by the Funds as the successor to LMWW' s mutual fund underwriting and distribution activities on behalf of the Funds prior to completion of the Transaction; and

WHEREAS, LMWW assigned all of its rights and obligations under the Agreement to Distributor effective December 1, 2005 and Distributor accepted such assignment; and

WHEREAS, the Parties desire to amend the Agreement to reflect the substitution of Distributor for LMWW; and

WHEREAS, GWLA and Distributor wish to add FGWLA as a party to the Agreement; and

WHEREAS, the Parties wish to add Variable Annuity Account 5 of GWLA, Variable Annuity Account 5 of FGWLA, and FutureFunds II Series Account of FGWLA as segregated asset accounts that may invest in shares of the Fund; and

WHEREAS, GWLA and Distributor wish to expressly permit delegation of contractual obligations pursuant to the Agreement; and

WHEREAS, the Parties now desire to amend the Agreement.

NOW, THEREFORE, in consideration of the terms, covenants and conditions contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following:

1.
Assignment to Distributor. GWLA and FGWLA acknowledge (i) that LMWW has assigned the Agreement to Distributor, effective December 1, 2005, that Distributor is a Legg Mason, Inc. affiliate that is the successor to the mutual fund underwriting and distribution activities formerly performed by LMWW, and that in accordance with the provisions of the Agreement, GWLA and FGWLA consented to such assignment. Distributor acknowledges that it has been made a party to the Agreement and has assumed all of LMWW' s rights, duties and obligations under the Agreement.

2.	Schedule A of this Amendment, attached hereto, supersedes and replaces in its entirety the Schedule A of the Agreement.

3.
FGWLA is hereby added as a Party to the Agreement. The Parties to the Agreement, including FGWLA, agree that each representation, warranty, covenant, condition and other provision of the Agreement that is applicable to GWLA shall also be applicable to FGWLA, with the exception of the following:

(i)the FGWLA segregated asset accounts were established under the insurance laws of the State of New York; and (ii) the rights and obligations of GWLA and FGWLA under the Agreement shall be several and not joint. All references in the Agreement to "GWL&A" shall be deemed to refer to both GWLA and FGWLA.

4.	Variable Annuity Account 5 of GWLA, Variable Annuity Account 5 of FGWLA, and FutureFunds II Series Account of FGWLA are hereby added as segregated asset accounts that may invest in shares of the Fund.

5.
All references in the Agreement to the "Account" shall be deemed to refer to FutureFunds II Series Account of GWLA, FutureFunds II Series Account of FGWLA, Variable Annuity Account 5 of GWLA and Variable Annuity Account 5 of FGWLA.

6.	The first sentence of Section 5.5 is hereby amended as follows:

"GWL&A, either itself or through a subsidiary, subcontractor, or agent, agrees to provide certain administrative and recordkeeping services, specified in the Administrative Services Agreement attached hereto as Schedule D (the "Administrative Services Agreement"), in connection with the arrangements contemplated by this Agreement."

7.	The third sentence of Section 5.5 is hereby amended as follows:

"If applicable, GWL&A itself or through a subsidiary, subcontractor, or agent, also agrees to perform certain shareholder services with respect to designated Portfolios of the Fund which have adopted a Rule 12b-1 Plan under which it makes payments to finance distribution expenses pursuant to the terms of the Administrative Services Agreement."

8.	A new Section 10.13 is hereby added to the Agreement after Section 10.12 as follows:

"10.13 Engagement of Affiliates, Subcontractors, or Agents

10.13 Delegation of Duties. Any party may employ an affiliate or a third party as necessary to perform its functions under this Agreement. The delegating party will act in good faith in the selection, use, and monitoring of affiliates and/or third parties, and any delegation or appointment hereunder shall not relieve the delegating party of any of its obligations under this Agreement. The delegating party expressly agrees that it remains liable for an affiliate' s or third party's compliance with this Agreement, and with applicable laws, regulations, and requirements, to the same extent as if the delegating party itself had acted or failed to act pursuant to this Agreement."

9.	Authorization, Services and Duties.

(a)Your internal systems for processing and transmitting orders are suitably designed to prevent orders received at or after the close of regular trading on the New York Stock Exchange (the "Close of Trading") from being aggregated with orders received before the Close of Trading.

(b)In making shares of the Funds available to Your clients or customers, You agree to comply with all applicable law, including the applicable law and regulation of the jurisdictions in which You sell any shares of the funds directly or indirectly.

10.	Customer Orders.

You agree to maintain records sufficient to identify the date and time of receipt of all customer transactions and shall make such records available upon request for examination by Distributor, or its designated representative, at the request of the transfer agent or by appropriate governmental authorities. Under no circumstances shall you change, alter or manipulate any customer transactions received by you in good order.

11.	Market Timing.

When market timing is identified by Us, You will block the accounts of identified market timers at the Distributors request.

12.	Anti-Bribery & Corruption.

You represent and warrant that You understand the requirements of all applicable laws, rules or regulations relating to bribery and corruption both in Your home jurisdiction and in any other jurisdictions which may have a connection to the services performed by the You in connection with this Agreement. You further represent and warrant that You will fully and faithfully comply with all requirements of such laws, rules or regulations in connection with all activities under or in any way connected with this Agreement and such requirements.

13.	Anti-Money Laundering.

You agree that: (a) it is Your responsibility for having in place anti-money laundering procedures which comply with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot) Act of 2001, as amended and the rules promulgated thereunder, and any related state, self-regulatory organization and SEC anti-money laundering laws, rules and regulations and all local laws in jurisdictions in which shares of the funds are distributed, (b) it is Your responsibility to take all reasonable steps to determine: (1) the true identity of the client, (2) the source of a client's funds and (3) that the client is not involved in money laundering activities, and (c) it is Your responsibility to comply with any other "know your customer" requirements in accordance with applicable law. Unless otherwise agreed, it is Your responsibility to implement procedures necessary to monitor client transactions in order to detect attempted or actual money laundering in accordance with applicable law. You further agree subject to Section 352 of Title III of the USA Patriot Act to promptly provide us, upon our reasonable request, with documentation relating to your anti-money laundering policies and analysis.

14.	Board Cessation of Fund Offerings.

The Agreement, including all amendments thereto, may be terminated with respect to any fund at any time, without the payment of any penalty, by vote of the fund's Board, by vote of a majority of those members of such Board who are not "interested persons" of that fund as defined in the 1940 Act, or by vote of a majority of the outstanding voting securities of a fund on 60 days' written notice to You and Distributor.

15.	Suitability.

You represent and warrant that You understand the requirements of all applicable laws, rules, or regulations relating to client suitability (e.g. FINRA Rule 2111). You further represent and warrant that You will fully and faithfully comply with all requirements of such laws, rules, or regulations in connection with all activities under or in any way connected with this Agreement and such requirements.

16.	Blue Sky Registrations.

Distributor shall notify You of the states or other jurisdictions in which Shares are currently available for sale to the public. Distributor shall have no obligation to register or make available Shares in any state or other jurisdiction. You represent and warrant that You will not offer Shares of any Fund or Series for sale in any state or jurisdiction where such Shares may not be legally sold or where You are not qualified to act as a broker-dealer or are otherwise exempt from such qualification. You also represent and warrant that You will not offer Shares of any Fund in any foreign country unless authorized by Distributor.

17.	Compliance Rule 38a-1.

You agree to provide Us with any assistance or report that we reasonably request in order to fulfill our duties to assist the Funds with compliance with Rule 38a-1 under the 1940 Act, in our capacity as principal underwriter to each Fund.

18.	Notices.

Notices required by this Agreement should be sent as follows:

You:	c/o Great-West Life & Annuity Insurance Company
8515 East Orchard Road Greenwood Village CO 80111 Attn:    Beverly Byrne, Chief Legal Counsel, Financial Services
Phone:
Fax:    (303) 737-3827

Distributor:             c/o Legg Mason
100 Stamford Place, 5th Floor Stamford, CT 06902

Attn: Business Development
Fax:    877-563-3019

19.
Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, the Amendment shall control.

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the date referenced above.

Great-West Life & Annuity Insurance Company             Legg Mason Investor Services, LLC

By: /s/                                By: /s/
Name: Charles P. Nelson                        Name: Michael P. Mattera
Title: President                            Title: Director
Date: 7/27/12                            Date: 8/3/2012

First Great-West Life & Annuity Insurance Company

By: /s/
Name: Charles P. Nelson
Title: President
Date: 7/27/12

SCHEDULE A

Designated Portfolios

Note
1Legg Mason Class IS -No compensation may be paid. This is a no-12b-1 share class with no recordkeeping fees or revenue share.

Fund Name Legg Mason Batterymarch Emerging Markets Trust	Class IS	Ticker LMGSX	CUSIP 524686219
Legg Mason Batterymarch International Equity Trust	IS	LIESX	524686243
Legg Mason Batterymarch U.S. Large Cap Equity Fund	IS	LMISX	52469H289
2 Note Legg Mason Batterymarch U.S. Small Cap Equity Portfolio	IS	LMBMX	524686391
2 Note Legg Mason BW Absolute Return Opportunities Fund	IS	TBD	524686664
Legg Mason BW Diversified Large Cap Value Fund	IS	LBISX	524686730
Legg Mason BW Global Opportunities Bond Fund	IS	GOBSX	524686318
Legg Mason BW International Opportunities Bond Fund	IS	LMOTX	524686508
Legg Mason ClearBridge Aggressive Growth Fund	IS	LSIFX	52468C703
Legg Mason ClearBridge Appreciation Fund	IS	LMESX	52468E709
Legg Mason ClearBridge Fundamental All Cap Value Fund	IS	LSISX	52469C504
Legg Mason ClearBridge Large Cap Value Fund	IS	LMLSX	52470J605
2 Note Legg Mason ClearBridge Large Cap Growth Fund	IS	LSITX	52469H255
Legg Mason ClearBridge Mid Cap Core Fund	IS	LSIRX	52469H263
Legg Mason ClearBridge Small Cap Growth Fund	IS	LMOIX	52470H666
Legg Mason Global Currents International All Cap Opportunity Fund	IS	LSIUX	52469X870
Legg Mason Permal Tactical Allocation Fund	IS	LPTSX	52470J266
Legg Mason Strategic Real Return Fund	IS	LRRSX	524686870
Legg Mason Target Retirement 2015 Fund	IS	LMFSX	52470J852
Legg Mason Target Retirement 2020 Fund	IS	LMWSX	52470J787
Legg Mason Target Retirement 2025 Fund	IS	LMXSX	52470J720
Legg Mason Target Retirement 2030 Fund	IS	LMVSX	52470J654
Legg Mason Target Retirement 2035 Fund	IS	LMSSX	52470J589
Legg Mason Target Retirement 2040 Fund	IS	LMYSX	52470J522
Legg Mason Target Retirement 2045 Fund	IS	LMKSX	52470J456
Legg Mason Target Retirement 2050 Fund	IS	LMJSX	52470J381
Legg Mason Target Retirement Fund	IS	LMRSX	52470J324
Note 2WA Emerging Markets Debt Portfolio Note 2Western Asset Short Term Yield Fund	IS IS	LWISX TBD	52469L678 52468A855

Note
1Western Asset Class IS - No compensation may be paid. This is a no-12b-1 share class with no recordkeeping feesor revenue share.

Fund Name Western Asset Total Return Unconstrained Fund	Class IS	Ticker WAASX	CUSIP 957663685
Western Asset Core Bond Fund	IS	WACSX	957663677
Western Asset Core Plus Bond Fund	IS	WAPSX	957663669
Western Asset Global Multi-Sector Fund	IS	WGMSX	957663644
Western Asset High Yield Fund	IS	WAHSX	957663636
Western Asset Inflation Indexed Plus Bond Fund                     IS WAFSX     957663545

Western Asset Intermediate Bond Fund	IS WABSX 957663610
Western Asset Limited Duration Bond Fund                    IS WALSX    957663586
Western Asset Non-US Opportunity Bond Fund                    IS WAOSX    957663560

Note 1
: Available to institutional investors only, who make an initial purchase of at least $1 million and maintain a single account at the Fund. Examples of eligible investors are corporations, banks, trust companies, foundations, defined benefit plans that do not charge recordkeeping fees. Retirement plans such as 401 k, 457, 403b may not charge recordkeeping fees to be eligible and need to be individually assessed as to whether they meet other eligibility requirements, at the sole discretion of the distributor

Note 2
: Currently unavailable for purchase. Please contact the distributor in advance to express sales interest or for more information, including when the share class/fund may be made available. The distributor will consider whether or not to make the requested share class/fund available for sale and may decline to do so in its sole discretion.